DETAILED HOLDER LIST

PACIFIC STOCK TRANSFER COMPANY

Pacific Stock Transfer

- * Selection by Share Range:
  Holders who own at least 1 shares are included.
- * Suppressed holders ARE included

* Sort Criteria:
  SHARES HELD

DETAILED HOLDER LIST

PACIFIC STOCK TRANSFER COMPANY

Issue: SPORTS POUCH BEVERAGE CO INC PREFERRED		Issuer Abbrev.:I-HO225 Ticker:HO225_PF1	Cusip N/A
Account/TIN	**Name & Address**		**Shares Held**
1	DANIEL PRITIKIN ROOLOVER IRA FCC CUST 6 GERONA DRIVE RANCHO MIRAGE CA 92270	**OFAC**:844591 (IRA)	12,000 100.000 %

Certificate # / Book	Issue Date	Cancel Date	Denomination	Restricted
1	09/09/2005		12,000	
			12,000	*

1	**Holders Qualified**	**Total Shares**	12,000